Exhibit 3(b)
THIRD AMENDMENT TO
AMENDED AND RESTATED OPERATING AGREEMENT
OF BELCREST CAPITAL FUND COMPANY LLC
     This Third Amendment to the Amended and Restated Operating Agreement (the “Agreement”) of Belcrest Capital Fund Company LLC (the “Company”) dated as of November 24, 1998, as amended from time to time, is made and effective this 21st day of December, 2009.
A. Amendments. The Agreement is hereby amended as follows:
1. The second to last paragraph in Section 3.1(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
     “Any determination made in good faith, whether by or pursuant to the authority granted by the Manager, as to: the amount of the assets, debts, obligations or liabilities of the Fund or its Shareholders; the amount of any reserves or charges set up and the propriety thereof; the time of or purpose for creating such reserves or charges; the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall be then or thereafter required to be paid or discharged); the cost of any investment or other asset owned or held by the Fund; the value of any investment or other asset of the Fund; the number of Shares outstanding; the estimated expense to the Fund in connection with the issue and sale of its Shares; the ability to liquidate investments in an orderly fashion; the extent to which it is practicable to deliver a selection of securities to satisfy a redemption of Shares; and as to any and all other matters relating to the issue, sale, redemption, exchange, transfer and/or other acquisition or disposition of investments or Shares of the Fund, shall in each and all cases be final and conclusive, and shall be binding upon the Fund and its Shareholders, past, present and future, and Shares are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.”
2. The paragraph immediately preceding clause (e) of Article 7 of the Agreement is hereby deleted in its entirety.
3. The following paragraph is hereby inserted in its entirety after clause (e) of Article 7 of the Agreement:
     “Subject to the foregoing provisions of this Article 7, no value shall be assigned to the Fund name and goodwill or to the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records; and provided, further, that fixed liabilities of the Fund will generally be stated at their principal value, reasonable provision to be made, however, for contingent or other liabilities not reflected on such books and, in the case of the liquidation of the Fund, for the expenses (to be borne by the Fund) of the liquidation and winding up of the Fund’s affairs. Promptly after completing any such determination of value with respect to the Fund’s portfolio in connection with a distribution of assets in kind on the termination of the Fund, the Manager shall give written notice of such determination to all Shareholders.”

4. Section 8.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
     “On the last business day of each Fiscal Year or shortly thereafter, the Fund intends to distribute to the Shareholders of record on the date identified as the record date for such distribution (i) an amount approximately equal to 25% (which percentage may be adjusted to reflect changes in the effective individual federal tax rate) of the Net Current Income of the Fund for the Fiscal Year, if any, that is characterized as “qualified dividend income” for federal tax purposes and (ii) an amount approximately equal to 45% (which percentage may be adjusted to reflect changes in the effective individual federal tax rate) of the Net Current Income of the Fund for the Fiscal Year, if any, that is not characterized as “qualified dividend income” for federal tax purposes. The term “Net Current Income” shall mean the net income and net realized short-term capital gains in excess of net realized long-term capital losses accrued by or allocated to the Fund for the Fiscal Year ended, determined in accordance with the treatment of various income, gain, loss, expense and other items for federal income tax purposes, except as may otherwise be appropriate. Such distributions shall be made to the Shareholders pro rata in proportion to the number of Shares held by each.”
     B. Continuing Effect. Except as otherwise amended hereby, the Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, the undersigned Manager of the Company, acting pursuant to Section 12.1 of the Agreement, has executed this Third Amendment to the Agreement as of the day and year set forth above.

MANAGER EATON VANCE MANAGEMENT
By:	/s/ Deidre E. Walsh
Deidre E. Walsh
Vice President

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